EXHIBIT 10.14

[SEARS HOLDINGS LETTERHEAD]

ROBERT D. LUSE
Senior Vice President,
Human Resources

October 2, 2005

Corwin M. Yulinsky

[Address Omitted]

Dear Corey:

We are pleased to extend to you our offer to join Sears Holdings Corporation as EVP, Chief Strategist & Customer Officer, reporting to Edward Lampert. This letter serves as a confirmation of our offer. Some key elements of the offer are as follows:

•	Your start date will be October 31, 2005.

•	Base salary at an annual rate of $600,000.

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You will be eligible for an annual target incentive opportunity of 75% of your base salary or $450,000. The actual amount of the incentive you earn may range from 0% to 150% depending on how well you and the company perform.

•	Your 2005 annual incentive payment, payable in 2006, will be $375,000.

•

You will be eligible for participation in the Sears Holdings Corporation 2005 Executive Long Term Incentive Plan (SHC LTIP). Your target award for the 2005 through 2007 plan cycle is $2,041,667, which is the pro rata portion of $2,625,000. This award is payable in April 2008; the actual amount of the award you receive will depend on Sears Holdings Corporation Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA).

•	You will receive, as of your date of hire, $500,000 of restricted stock that will vest in 1/3 increments on each of the first three anniversaries of your date of hire, subject to shareholder approval.

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You will be asked to sign an Executive Severance / Non-Compete Agreement and an Executive Non-Disclosure and Non-Solicitation of Employees Agreement as a condition of your employment. If you are involuntarily terminated from Sears for any reason other than cause, death, total and permanent disability, resignation, or retirement after age 65, you will receive one year of pay continuation, equal to your base salary at the time of termination, subject to mitigation. In consideration for these severance terms, you agree not disclose confidential information and not to solicit employees. You would also agree not to aid, assist or render services for any ‘Competitor’ (as defined in the agreement) for one year following termination of employment.

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You are eligible to receive 3 weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six paid National Holidays each year. Flexible Days will be granted after one year of service.

•	You will participate in all retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms of those programs.

This offer is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

Corey, we are looking forward to your joining us. We are excited about the important contributions you will make at Sears Holdings. I look forward to your acceptance of our offer. If you need additional information or clarification, please call.

Sincerely,

/s/ Robert D. Luse
Robert D. Luse
SVP, Human Resources

cc: Edward Lampert

Accepted /s/ Corwin M. Yulinsky Date: 10/2/05